Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Viggle Inc. of our report dated December 6, 2013, relating to the financial statements of Wetpaint.com, Inc. as of December 31, 2012 and 2011, and for the years then ended, included in the Form 8-K/A of Viggle Inc. filed with the Securities and Exchange Commission on January 10, 2014, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Seattle, Washington
February 6, 2014